Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

IEG HOLDINGS CORPORATION

(Forward Stock Split/Reduction in Authorized Shares)

Pursuant to Section 607.1006 of the Florida Business Corporation Act, IEG HOLDINGS CORPORATION, a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its amended and restated articles of incorporation, as amended (“Articles”), as follows:

A. Forward Stock Split. Upon the Effective Time (as defined below) of these Articles of Amendment, each one (1) share of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into one hundred (100) validly issued, fully-paid and non-assessable shares of Common Stock, without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of validly issued, fully-paid and non-assessable shares of Common Stock equal to the product of one hundred (100) and such fraction, which product shall be rounded up to the nearest whole share.

B. Reduction in Authorized Capital Stock. Article III, Section 1 of the Articles is hereby amended and restated in its entirety to read as follows:

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 250,000,000 shares, of which 200,000,000 shares shall be common stock, $0.001 par value per share, and 50,000,000 shall be preferred stock, par value $0.001 per share.

C. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on January 14, 2016 and duly approved by the Corporation’s stockholders on January 14, 2016 as required by law and the Corporation’s Articles. The number of votes cast for the Articles of Amendment by the stockholders was sufficient for approval.

D. Effective Time. The foregoing amendment will become effective on March 28, 2016, at 6:01 p.m. (“Effective Time”).

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of February 17, 2016.

IEG HOLDINGS CORPORATION

By:	/s/ Paul Mathieson
Name:	Paul Mathieson
Title:	President and Chief Executive Officer